EXHIBIT 10.18

 First Amendment to the

ArcBest Corporation

Amended and Restated 2012 Change in Control Plan

THIS FIRST AMENDMENT (the “First Amendment”) to the ArcBest Corporation Amended and Restated 2012 Change in Control Plan, as amended from time to time (the “Plan”), was adopted by ArcBest Corporation’s (the “Company’s”) Compensation Committee of the Board of Directors (the “Committee”) on October 27, 2022, to be effective October 27, 2022 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, to enable the Company to offer certain protections to a selected group of key employees of the Company if their employment is terminated in connection with a change in control of the Company;

WHEREAS, the Committee has determined that it is desirable to amend the Plan, effective as of the Effective Date, to make certain clarifying changes to avoid any unintended consequences following a change in control of the Company; and

WHEREAS, Section 15 of the Plan provides that the Committee may amend the Plan from time to time under certain circumstances.

NOW, THEREFORE, the Plan shall be amended as of the Effective Date, as set forth below:

1.Section 5 of the Plan is amended and restated in its entirety to read as follows:

5.Awards Outstanding under Company Equity Plans. Notwithstanding the occurrence of a Qualified Termination, (a) in the event that awards under any equity compensation plan of the Company that are outstanding immediately prior to a Change in Control (“Outstanding Awards”) are not substituted, assumed, or continued by the successor to the Company in the Change in Control, if any (the “Successor”), with awards that have an equivalent (or greater) intrinsic value compared to the Outstanding Awards, then (b) awards that are then the Outstanding Awards will become fully vested, settled and paid upon the occurrence of the Change in Control.  In the event such Outstanding Award is a performance-based award, all incomplete performance periods in respect of such Outstanding Award in effect on the date the Change in Control occurs shall end on the date of such Change in Control and the Committee shall (x) determine the extent to which the performance goals with respect to each such performance period have been met based upon such audited or unaudited financial information then available as it deems relevant and (y) cause partial or full Outstanding Awards with respect to performance goals for each such performance period based upon the Committee’s determination of the degree of attainment of performance goals or, if not determinable, on a pro rata basis assuming that the applicable “target” levels of performance have been attained, or on such other basis determined by the Committee to be consistent with these payment levels).

2.Section 15 of the Plan is amended and restated in its entirety to read as follows:

15.Amendment and Termination. The Committee reserves the right to amend or terminate, in whole or in part, any or all of the provisions of this Plan at any time, provided that in no event shall any amendment reducing the benefits provided hereunder be effective within 180 days prior to a Change in Control or at any time after a Change in Control.

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NOW, THEREFORE, be it further provided that, except as set forth above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, the Company has caused the execution of this First Amendment by its duly authorized officer, effective as of the Effective Date.

ARCBEST CORPORATION

By:	/s/ Erin K. Gattis
Name:	Erin K. Gattis
Title:	Chief Human Resources Officer
Date:	November 4, 2022

US 9354938v.2